                                  EXHIBIT 2

MANAGEMENT'S STATEMENT ON
FINANCIAL REPORTING

------------------------------------------------------------------------------
------------------------------------------------------------------------------

The financial statements on pages 56 to 77 which consolidate the financial results of Suncor Energy Inc., its subsidiaries and joint ventures, and all information in this annual report, are the responsibility of management.

     The financial statements have been prepared in accordance with Canadian generally accepted accounting principles. They include some amounts which are based on estimates and judgments relating to matters not concluded by year-end. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

     In management's opinion the financial statements have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized on pages 56 to 58 In meeting its responsibilities for the integrity of the financial statements, management maintains a system of internal controls and an internal audit program. Management also administers a program of proper business conduct compliance.

     PricewaterhouseCoopers LLP, the company's independent auditors, have audited the accompanying financial statements. Their report accompanies this statement.

     The Audit Committee of the Board of Directors, composed of six independent directors, meets regularly with management, the internal auditors and PricewaterhouseCoopers LLP to review their activities and to discuss auditing, management information systems, internal control, accounting policy and financial reporting matters. The Audit Committee also meets quarterly to review interim financial statements prior to their release. The internal auditors and PricewaterhouseCoopers LLP have unrestricted access to the Company, the Audit Committee and the Board of Directors. The Audit Committee reviews the financial statements and Management's Discussion and Analysis and recommends their approval to the Board of Directors.


/s/ Richard L. George                             /s/ Michael W. O'Brien
---------------------                             ------------------------------
RICHARD L. GEORGE                                 MICHAEL W. O'BRIEN
President and                                     Executive Vice President Chief
Executive Officer                                 and Chief Financial Officer
January 18, 2001


54 SUNCOR ENERGY INC. 2000 ANNUAL REPORT

AUDITORS' REPORT

------------------------------------------------------------------------------
------------------------------------------------------------------------------

To the Shareholders of Suncor Energy Inc:

We have audited the consolidated balance sheets of Suncor Energy Inc. as at December 31, 2000, 1999 and 1998 and the consolidated statements of earnings, cash flows and changes in shareholders' equity for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2000, 1999 and 1998 and the results of its operations and cash flows for each of the years then ended in accordance with accounting principles generally accepted in Canada.


/s/ PriceWaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Calgary, Alberta January 18, 2001


                                      SUNCOR ENERGY INC. 2000 ANNUAL REPORT 55

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Suncor Energy Inc. is an integrated Canadian energy company, whose three operating segments are Oil Sands, Natural Gas and Sunoco.

     Oil Sands includes the production of light sweet and light sour crude oil, diesel fuel and various custom blends from oil sands mined in the Athabasca region of northeastern Alberta, and the marketing of these products in Canada and the United States.

     Natural Gas includes the exploration, acquisition, development, production and transportation of natural gas and crude oil in Canada and the marketing of natural gas and crude oil in Canada and the United States.

     Sunoco includes the manufacture, transportation and marketing of petroleum and petrochemical products, primarily in Ontario and Quebec, and the marketing of natural gas in Ontario. Petrochemical products are also sold in the United States and Europe.

     The company's oil shale project in Queensland, Australia, is currently being treated as a Corporate project for segmented reporting purposes.

     The significant accounting policies of the company are summarized below:

(a)  PRINCIPLES OF CONSOLIDATION AND THE PREPARATION OF FINANCIAL STATEMENTS

These consolidated financial statements are prepared and reported in Canadian dollars in accordance with Canadian generally accepted accounting principles
(GAAP), which differ in some respects from GAAP in the United States. The significant differences in GAAP, as applicable to these consolidated financial statements and notes, are described in the company's Form 40-F report, which is filed with the United States Securities and Exchange Commission and is available on request.

     The consolidated financial statements include the accounts of Suncor Energy Inc. and its subsidiaries and the company's proportionate share of the assets, liabilities, revenues, expenses and cash flows of its joint ventures.

     The timely preparation of financial statements requires that management make estimates and assumptions, and use judgment, regarding assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur.

(b)  CASH EQUIVALENTS AND INVESTMENTS

The company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of term deposits and certificates of deposit. Investments with maturities from greater than three months to one year are classified as short-term investments, while those with maturities in excess of one year are classified as long-term investments. Cash equivalents and short-term investments are stated at cost, which approximates market value.

(c)  REVENUES

The company deems production from its oil sands plant, excluding diesel sales and synthetic crude oil sales under long-term agreements, as well as its conventional crude oil production to be used first for internal refinery consumption. The company also deems a portion of its natural gas production to be sold to Sunoco for resale to its natural gas customers. Therefore, on consolidation, revenues from these deemed sales are eliminated from sales and other operating revenues and purchases of crude oil and products.

     The company also uses a portion of its natural gas production for internal consumption at its oil sands plant and refinery. On consolidation, revenues from these sales are eliminated from sales and other operating revenues and operating, selling and general expenses.

   Revenues associated with sales of crude oil, natural gas, petroleum and petrochemical products and all other items not eliminated on consolidation are recorded when title passes to the customer. Revenues from natural gas production from properties in which the company has an interest with other producers are recognized on the basis of the company's net working interest.

(d)  CAPITAL ASSETS

COST

Capital assets are recorded at cost.

     The company follows the successful efforts method of accounting for its crude oil and natural gas operations. Under the successful efforts method, acquisition costs of proved and unproved properties are capitalized. Costs of unproved properties are transferred to proved properties when proved reserves are confirmed. Exploration costs, including geological and geophysical costs, are expensed as incurred. Exploratory drilling costs are capitalized initially. If it is determined that the well does not contain proved reserves, the capitalized exploratory drilling costs are charged to expense, as dry hole costs, at that time. The related land costs are expensed through the amortization of unproved properties as covered under the Natural Gas section of the following policy.

     Development costs, which include the costs of wellhead equipment, development drilling costs, gas plants and handling facilities, applicable geological and geophysical costs and the costs of acquiring or constructing support facilities and equipment are capitalized. Costs incurred to operate and maintain wells and equipment and to lift oil and gas to the surface are expensed as operating costs.


56 SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTEREST CAPITALIZATION

Interest costs relating to major capital projects and to the portion of non-producing oil and gas properties expected to become producing are capitalized as part of the cost of such capital assets. Capitalization of interest ceases when the capital asset is substantially complete and ready for productive use.

LEASES

Leases entered into by the company as lessee that transfer substantially all the benefits and risks of ownership to the lessee are recorded as capital leases and classified as capital assets and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expenses in the period in which they are incurred.

     Gains and losses on the sale and leaseback of assets recorded as capital leases are deferred and amortized to earnings in proportion to the amortization of leased assets.

DEPRECIATION, DEPLETION AND AMORTIZATION

OIL SANDS:

Capital assets are depreciated over their useful lives on a straight-line basis, except for original lease acquisition costs and related mine assets, which are depreciated over the life of proved reserves on a unit of production basis.

     The company is depreciating capital assets as follows:

(i)   mobile equipment over three to 20 years;

(ii) mine equipment and acquisition costs of original leases #86 and #17 over approximately 17 million barrels of proved reserves;

(iii) plant and other capital assets, including new leases, primarily over 10 to 40 years.

NATURAL GAS:

Unproved properties whose acquisition costs are individually significant are evaluated for impairment by management. Impairment of unproved properties whose acquisition costs are not individually significant is provided for through amortization of the portion not expected to become producing, based on historical experience, over the average projected holding period.

     Acquisition costs of proved properties are depleted using the unit of production method based on proved reserves. Capitalized exploratory drilling costs and development costs are depleted on the basis of proved developed reserves. For purposes of the depletion calculation, production and reserves volumes for oil and natural gas are converted to a common unit of measure on the basis of their approximate relative energy content. Gas plants, support facilities and equipment are depreciated on a straight-line basis over their useful lives, which average 12 years.

SUNOCO:

Depreciation of capital assets is on a straight-line basis over their useful lives. The refinery and additions thereto are depreciated over an average of 30 years, service stations and related equipment over an average of 20 years and other facilities and equipment over three to 25 years.

RECLAMATION AND ENVIRONMENTAL REMEDIATION COSTS

Reclamation and environmental remediation costs for identified sites are estimated and charged against earnings when there exists a regulatory or statutory requirement or contractual agreement, or when management has made a decision to decommission or restore a site, providing that assessments indicate that such costs are probable and reasonably estimable.

     Estimated reclamation costs in the company's upstream operations are accrued on the unit of production basis. Estimated environmental remediation costs, which are predominantly in the company's downstream operation, are accrued for those sites where assessments indicate that such work is required.

     Costs are accrued based upon currently known information, estimated timing of remedial actions, and existing regulatory requirements and technology. Changes in these factors may result in material changes to estimated costs, which will be recognized prospectively when known.

IMPAIRMENT

Capital assets are reviewed for impairment whenever events or conditions indicate that their net carrying amount, less related provisions for reclamation and environmental remediation costs and future income taxes, may not be recoverable from estimated future cash flows. If it is determined that the estimated net recoverable amount is less than the net carrying amount, then a write-down to the estimated net recoverable amount is made, with a charge to earnings.

DISPOSALS

Gains or losses on disposals of capital assets are generally recognized in earnings. For oil and gas capital assets, gains or losses are recognized in earnings for significant disposals or disposal of an entire property. However, the acquisition cost of an unproved property surrendered or abandoned which is not individually significant or a partial abandonment of a proved property is charged to accumulated depreciation, depletion or amortization, as appropriate.

(e)  DEFERRED CHARGES

Overburden removal costs incurred to expose oil sands and oil shale for mining, including depreciation on overburden removal equipment where applicable, are deferred. These costs are amortized based on the amount of oil sands and oil shale mined in the year, the ratio of total overburden to be removed to total reserves of oil sands and oil shale to be mined and the removal cost, determined on a last-in, first-out (LIFO) basis, per unit of overburden.

     The cost of major maintenance shutdowns is deferred and amortized on a straight-line basis over the period to the next shutdown which varies from two to seven years. Normal maintenance and repair costs are charged to expense as incurred.

     Oil sands preproduction costs are amortized on a unit of production basis over the life of proved producing reserves.


                                      SUNCOR ENERGY INC. 2000 ANNUAL REPORT 57

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(f)  EMPLOYEE FUTURE BENEFITS

The company has employee future benefit programs as follows:

- a defined benefit pension plan and a defined contribution pension plan providing retirement benefits for its eligible employees, and supplementary defined benefit pension plans providing additional retirement benefits for its executives

- other post-retirement benefits, including certain health care and life insurance benefits, for its retired employees and eligible surviving dependants

- post-employment benefits providing certain benefits to former or inactive employees and eligible surviving dependants, after employment but before retirement under specified circumstances.

     The estimated future cost of providing defined benefit pension and other post-retirement benefits is actuarially determined using management's best estimates of demographic and financial assumptions, and such cost is accrued ratably from the date of hire of the employee to the date the employee becomes fully eligible to receive the benefits. The discount rate used to determine accrued benefit obligations is a market rate of interest. Company contributions to the defined contribution plan are expensed as incurred.

(g)  INVENTORIES

Inventories of crude oil and refined products are valued at the lower of cost using the last-in, first-out (LIFO) method and net realizable value.

     Materials and supplies are valued at the lower of average cost and net realizable value.

(h)  DERIVATIVE FINANCIAL INSTRUMENTS

The company periodically enters into derivative financial instrument contracts such as forwards, futures, swaps and options to hedge against the potential adverse impact of market prices for its petroleum and natural gas products and to protect its Canadian dollar income and cash flows against adverse foreign currency exchange movements. The company also periodically enters into derivative financial instrument contracts such as interest rate swaps as part of its risk management strategy to minimize exposure to interest rate fluctuations. The company does not use derivative financial instruments involving multipliers or leverage.

     These derivative contracts are initiated within the guidelines of the company's risk management policies, which require stringent authorities for approval and commitment of contracts, designation of the contracts by management as hedges of the related transactions, and monitoring of the effectiveness of such contracts in reducing the related risks. Contract maturities are consistent with the settlement dates of the related hedged transactions.

     Derivative contracts accounted for as hedges are not recognized in the consolidated balance sheets. Gains or losses on these contracts are recognized in earnings and cash flows when the related sales revenues, costs, interest expense and cash flows are recognized.

     Gains or losses resulting from changes in the fair value of derivative contracts that do not qualify for hedge accounting are recognized in earnings and cash flows when those changes occur.

(i)  FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities in foreign currencies are translated to Canadian dollars at rates of exchange in effect at the end of the period. Other assets and related depreciation, depletion and amortization, other liabilities, revenues and expenses are translated at rates of exchange in effect at the respective transaction dates. The resulting exchange gains and losses are included in earnings, except for unrealized exchange gains and losses arising on translation of long-term liabilities with fixed or ascertainable lives. These gains and losses are deferred and amortized over the remaining terms of the liabilities.

     The company's oil shale project in Australia is integrated with the company's other activities and is translated in the manner described above.

(j)  STOCK-BASED COMPENSATION PLANS

Under the company's share option programs, common share options are granted to executives, certain employees and non-employee directors. The company does not recognize compensation expense on the issuance of common share options under these programs because the exercise price of the share options is equal to the market value of the common shares at the date of grant.

     The company also has long-term employee incentive plans which provide awards to certain executives based on the market price of the company's common shares and to all other employees based on the market price of the company's common shares and the achievement of certain performance measurement criteria relating to the company's business segments. These awards vest on April 1, 2002 and are payable at that time, generally in equal amounts of cash and common shares of the company. The estimated costs of the cash portion of these awards, based on share price and expected performance achievement, are recorded as compensation expense over the vesting period.

     Under the company's directors' compensation plan, non-employee directors of the company may elect to receive half or all of their annual remuneration as directors in common share equivalents. The estimated costs of directors' compensation in the form of these common share equivalents, based on share price, are recorded as compensation expense annually.

58 SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                             CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF EARNINGS

                                                    for the years ended December 31
-----------------------------------------------------------------------------------
($ millions)                                              2000      1999      1998
-----------------------------------------------------------------------------------
REVENUES

   Sales and other operating revenues (notes 5 and 7)    3 385     2 383     2 068
   Interest                                                  3         4         2
-----------------------------------------------------------------------------------
                                                         3 388     2 387     2 070
-----------------------------------------------------------------------------------
EXPENSES
   Purchases of crude oil and products                     807       519       366
   Operating, selling and general (note 13)                918       774       698
   Exploration (note 5)                                     53        40        40
   Royalties (note 4)                                      199        99        78
   Taxes other than income taxes (note 5)                  361       334       325
   Depreciation, depletion and amortization                365       318       264
   Gain on disposal of assets                             (148)      (34)       (6)
   Write-down of oil shale assets (note 2)                 125        --        --
   Restructuring (note 3)                                   65        --        --
   Start-up expenses - Project Millennium (note 9)          15        --        --
   Interest (note 5)                                         8        26        24
-----------------------------------------------------------------------------------
                                                         2 768     2 076     1 789
-----------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                               620       311       281
-----------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES (note 6)
   Current
      Income taxes on earnings                              45        29        (3)
      Income tax refund                                     --        --       (16)
-----------------------------------------------------------------------------------
                                                            45        29       (19)
-----------------------------------------------------------------------------------
   Future
      Income taxes on earnings                             198        96       117
      Income tax refund                                     --        --         5
-----------------------------------------------------------------------------------
                                                           198        96       122
-----------------------------------------------------------------------------------
                                                           243       125       103
-----------------------------------------------------------------------------------
NET EARNINGS                                               377       186       178
Dividends on preferred securities (note 16)                (26)      (22)       --
-----------------------------------------------------------------------------------
Net earnings attributable to common shareholders           351       164       178
-----------------------------------------------------------------------------------
PER COMMON SHARE (dollars) (note 17)
Net earnings attributable to common shareholders

- basic                                                   1.58      0.74      0.81
- diluted                                                 1.57      0.73      0.80
-----------------------------------------------------------------------------------

Cash dividends                                            0.34      0.34      0.34
-----------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.


                                      SUNCOR ENERGY INC. 2000 ANNUAL REPORT 59

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

                                                                   as at December 31
------------------------------------------------------------------------------------
($ millions)                                               2000      1999      1998
------------------------------------------------------------------------------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents                                21         5        26
    Accounts receivable (notes 5 and 7)                     407       277       190
    Current income taxes                                     --        --        10
    Future income taxes (note 6)                             45        14        --
    Inventories (note 8)                                    192       161       175
------------------------------------------------------------------------------------
  Total current assets                                      665       457       401
  Capital assets, net (note 9)                            5 883     4 528     3 504
  Deferred charges and other (note 10)                      166       191       199
  Future income taxes (note 6)                              119        --        --
------------------------------------------------------------------------------------
Total assets                                              6 833     5 176     4 104
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
    Short-term borrowings                                    64        32        16
    Accounts payable                                        424       277       125
    Accrued liabilities (notes 13 and 14)                   285       339       169
    Income taxes payable                                     15        15        --
    Future income taxes (note 6)                              9        --        --
    Taxes other than income taxes                            39        46        59
    Current portion of long-term borrowings (note 11)         1         1         1
------------------------------------------------------------------------------------
  Total current liabilities                                 837       710       370
------------------------------------------------------------------------------------
  Long-term borrowings (notes 11 and 12)                  2 192     1 306     1 298
  Accrued liabilities and other (notes 13 and 14)           252       236       194
  Future income taxes (note 6)                            1 080       816       743

  Commitments and contingencies (note 15)

  SHAREHOLDERS' EQUITY

    Preferred securities (note 16)                          514       514        --
    Share capital (note 17)                                 537       524       518
    Retained earnings                                     1 421     1 070       981
------------------------------------------------------------------------------------
    Total shareholders' equity                            2 472     2 108     1 499
------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity            6 833     5 176     4 104
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.

Approved on behalf of the Board:

/s/ R.L. George                       /s/ R.W. Korthals
--------------------                  -----------------------
R.L. George, Director                 R.W. Korthals, Director


60 SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                               CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 for the years ended December 31

------------------------------------------------------------------------------------------------
($ millions)                                                      2000        1999        1998
------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Cash flow provided from operations (1), (2)                        958         591         580
Decrease (increase) in operating working capital
  Accounts receivable (note 5)                                    (130)       (101)         77
  Inventories                                                      (31)         14         (16)
  Accounts payable and accrued liabilities                          93         322        (114)
  Taxes payable                                                     18          12         (14)
------------------------------------------------------------------------------------------------
Cash provided from operating activities                            908         838         513
------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES (2)                           (1 607)     (1 290)       (937)
------------------------------------------------------------------------------------------------
NET CASH DEFICIENCY BEFORE FINANCING ACTIVITIES                   (699)       (452)       (424)
------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                        32          16         (20)
Issuance of preferred securities (note 16)                          --         507          --
Stuart Oil Shale Project borrowings                                 --          11          49
Repayment of commercial paper borrowings (note 16)                  --        (507)         --
Repayment of 12% debentures, Series A                               --          --         (55)
Net increase in other long-term borrowings                         792         510         533
Issuance of common shares under stock option plan (note 17)          9           6           5
Dividends paid on preferred securities (3) (note 16)               (47)        (37)         --
Dividends paid on common shares                                    (71)        (75)        (75)
------------------------------------------------------------------------------------------------
Cash provided from financing activities                            715         431         437
------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    16         (21)         13
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       5          26          13
------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            21           5          26
------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars) (note 17)

(1) Cash flow provided from operations                            4.32        2.68        2.64
(3) Dividends paid on preferred securities (pre-tax)              0.21        0.17          --
------------------------------------------------------------------------------------------------
    Cash flow provided from operations after deducting
    dividends paid on preferred securities                        4.11        2.51        2.64
------------------------------------------------------------------------------------------------
(2) See Schedules of Segmented Data on pages 64 and 65
------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.



CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------
                                                             Preferred       Share    Retained
($ millions)                                                Securities     Capital    Earnings
------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1997                                                --         513         878
Net earnings                                                        --          --         178
Dividends paid on common shares                                     --          --         (75)
Issued for cash under stock option plan                             --           4          --
Issued under dividend reinvestment plan                             --           1          --
------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998                                                --         518         981
Net earnings                                                        --          --         186
Dividends paid on preferred securities                              --          --         (22)
Dividends paid on common shares                                     --          --         (75)
Issuance of preferred securities (note 16)                         514          --          --
Issued for cash under stock option plan                             --           6          --
------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                                               514         524       1 070
Net earnings                                                        --          --         377
Dividends paid on preferred securities                              --          --         (26)
Dividends paid on common shares                                     --          --         (71)
Issued for cash under stock option plan                             --           9          --
Issued under dividend reinvestment plan                             --           4          (4)
Income taxes - impact of new standard (note 1)                      --          --          75
------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000                                               514         537       1 421
------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.


                                       SUNCOR ENERGY INC. 2000 ANNUAL REPORT  61

CONSOLIDATED FINANCIAL STATEMENTS


SCHEDULES OF SEGMENTED DATA*

                                                                                               for the years ended December 31

------------------------------------------------------------------------------------------------------------------------------
                                                Oil Sands                    Natural Gas                     Sunoco
($ millions)                            2000      1999      1998      2000      1999      1998      2000      1999      1998
------------------------------------------------------------------------------------------------------------------------------
EARNINGS
REVENUES**
Sales and other
  operating revenues                     544       461       421       237       143       114     2 604     1 779     1 533
Intersegment revenues***                 792       428       347       191       163       176        --        --        --
Interest                                  --        --        --        --        --        --        --        --        --
------------------------------------------------------------------------------------------------------------------------------
                                       1 336       889       768       428       306       290     2 604     1 779     1 533
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude oil and products        3         6        10        --        --        --     1 783     1 090       845
Operating, selling and general           467       369       341        74        88        86       310       270       263
Exploration                               --        --        --        53        40        40        --        --        --
Royalties                                 98        51        43       101        48        35        --        --        --
Taxes other than income taxes             12         9         7         3         5         5       345       320       313
Depreciation, depletion
  and amortization                       232       177       128        78        87        84        54        53        51
(Gain) loss on disposal of assets         --         2        (1)     (147)      (36)       (5)       (1)       --        --
Write-down of oil shale assets            --        --        --        --        --        --        --        --        --
Restructuring                             --        --        --        65        --        --        --        --        --
Start-up expenses -
  Project Millennium                      15        --        --        --        --        --        --        --        --
Interest                                  --        --        --        --        --        --        --        --        --
------------------------------------------------------------------------------------------------------------------------------
                                         827       614       528       227       232       245     2 491     1 733     1 472
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
  INCOME TAXES                           509       275       240       201        74        45       113        46        61
Income taxes                            (194)     (108)      (95)     (103)      (33)      (21)      (32)      (19)      (24)
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                      315       167       145        98        41        24        81        27        37
------------------------------------------------------------------------------------------------------------------------------

As at December 31

TOTAL ASSETS                           5 079     3 178     2 081       762       962       943       911       849       874
------------------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED****                   1 412     1 352     1 242       412       727       772       386       405       499
------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)****              22.8      12.9      16.3      17.2       5.5       3.3      20.5       6.0       7.4
------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)*****             10.6       9.2      11.6      17.2       5.5       3.3      20.5       6.0       7.4
------------------------------------------------------------------------------------------------------------------------------

* The company currently has no foreign geographic segments. See note 5 for information on export sales. Accounting policies for segments are the same as those described in the Summary of Significant Accounting Policies.

** Two customers in the Oil Sands segment in 2000 represented 10% or more ($493 million and $355 million) of the company's 2000 consolidated revenues (1999 - one customer represented 10% or more ($281 million); 1998 none).

*** Intersegment revenues are recorded at prevailing fair market prices and accounted for as if the sales were to third parties.

**** Capital Employed - the total of shareholders' equity and debt (short-term borrowings and current and long-term portions of long-term borrowings), less capitalized costs related to major projects in progress. Long-term borrowings are recorded mainly in the Corporate segment.

***** If capital employed were to include capitalized costs related to major projects in progress, the return on average capital employed would be as stated on this line.

See accompanying summary of accounting policies and notes.


62  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                               CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------------
                                       Corporate and eliminations              Total
($ millions)                            2000      1999      1998      2000      1999      1998
------------------------------------------------------------------------------------------------
EARNINGS
REVENUES**
Sales and other
  operating revenues                      --        --        --     3 385     2 383     2 068
Intersegment revenues***                (983)     (591)     (523)       --        --        --
Interest                                   3         4         2         3         4         2
------------------------------------------------------------------------------------------------
                                        (980)     (587)     (521)    3 388     2 387     2 070
------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude oil and products     (979)     (577)     (489)      807       519       366
Operating, selling and general            67        47         8       918       774       698
Exploration                               --        --        --        53        40        40
Royalties                                 --        --        --       199        99        78
Taxes other than income taxes              1        --        --       361       334       325
Depreciation, depletion
  and amortization                         1         1         1       365       318       264
(Gain) loss on disposal of assets         --        --        --      (148)      (34)       (6)
Write-down of oil shale assets           125        --        --       125        --        --
Restructuring                             --        --        --        65        --        --
Start-up expenses -
  Project Millennium                      --        --        --        15        --        --
Interest                                   8        26        24         8        26        24
------------------------------------------------------------------------------------------------
                                        (777)     (503)     (456)    2 768     2 076     1 789
------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
  INCOME TAXES                          (203)      (84)      (65)      620       311       281
Income taxes                              86        35        37      (243)     (125)     (103)
------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                     (117)      (49)      (28)      377       186       178
------------------------------------------------------------------------------------------------

As at December 31

TOTAL ASSETS                              81       187       206     6 833     5 176     4 104
------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED****                      22      (121)      (72)    2 232     2 363     2 441
------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)****                                            16.6       8.3       9.5
------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)*****               --        --        --       9.3       6.4       7.6
------------------------------------------------------------------------------------------------


                                       SUNCOR ENERGY INC. 2000 ANNUAL REPORT  63

CONSOLIDATED FINANCIAL STATEMENTS


SCHEDULES OF SEGMENTED DATA*

                                                                                               for the years ended December 31

--------------------------------------------------------------------------------------------------------------------------------
                                                  Oil Sands                    Natural Gas                     Sunoco
($ millions)                              2000      1999      1998      2000      1999      1998      2000      1999      1998
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
  FINANCING ACTIVITIES
CASH PROVIDED FROM (USED IN)
  OPERATING ACTIVITIES:
Cash flow provided from
  (used in) operations
  Net earnings (loss)                      315       167       145        98        41        24        81        27        37
  Exploration expenses
    Cash                                    --        --        --        12        12        16        --        --        --
    Dry hole costs                          --        --        --        41        28        24        --        --        --
  Non-cash items included
    in earnings
    Depreciation, depletion
      and amortization                     232       177       128        78        87        84        54        53        51
    Future income taxes                    189       102        76       101        31        14       (16)      (33)       13
    Current income tax provision
      allocated to Corporate                 5         6        19         2         2         7        48        52        11
    (Gain) loss on disposal of assets       --         2        (1)     (147)      (36)       (5)       (1)       --        --
    Write-down of oil shale assets          --        --        --        --        --        --        --        --        --
    Restructuring                           --        --        --        56        --        --        --        --        --
    Other                                  (12)       --        (4)       (4)        6         3         6         3         1
  Overburden removal outlays               (48)      (53)      (46)       --        --        --        --        --        --
  Overburden removal outlays -
    Project Millennium                     (27)       --        --        --        --        --        --        --        --
  Increase (decrease) in deferred
    credits and other                        1         4         3         1         1        --         2         1        (1)
--------------------------------------------------------------------------------------------------------------------------------
Total cash flow provided from
  (used in) operations                     655       405       320       238       172       167       174       103       112
Decrease (increase) in operating
  working capital                         (169)       83        (8)       27        27       (13)       40        69         7
--------------------------------------------------------------------------------------------------------------------------------
Total cash provided from (used in)
  operating activities                     486       488       312       265       199       154       214       172       119
--------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
  INVESTING ACTIVITIES:
Capital and exploration
  expenditures                          (1 808)   (1 057)     (507)     (127)     (200)     (242)      (45)      (42)      (60)
Deferred maintenance
  shutdown expenditures                     (3)      (22)       (7)       (1)       --        (1)       (9)       --        (2)
Deferred outlays and
  other investments                         (5)       (7)       (1)       --        --         1        (7)       (2)       (3)
Proceeds from disposals                    101         1         1       314        90         9         2         1         1
--------------------------------------------------------------------------------------------------------------------------------
Total cash provided from (used in)
  investing activities                  (1 715)   (1 085)     (514)      186      (110)     (233)      (59)      (43)      (64)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
  BEFORE FINANCING ACTIVITIES           (1 229)     (597)     (202)      451        89       (79)      155       129        55
--------------------------------------------------------------------------------------------------------------------------------

* The company currently has no foreign geographic segments. See note 5 for information on export sales. Accounting policies for segments are the same as those described in the Summary of Significant Accounting Policies.

See accompanying summary of accounting policies and notes.


64  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                               CONSOLIDATED FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------------
                                           Corporate and eliminations              Total
($ millions)                                2000      1999      1998      2000      1999      1998
----------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
  FINANCING ACTIVITIES
CASH PROVIDED FROM (USED IN)
  OPERATING ACTIVITIES:
Cash flow provided from
  (used in) operations
  Net earnings (loss)                       (117)      (49)      (28)      377       186       178
  Exploration expenses
    Cash                                      --        --        --        12        12        16
    Dry hole costs                            --        --        --        41        28        24
  Non-cash items included
    in earnings
    Depreciation, depletion
      and amortization                         1         1         1       365       318       264
    Future income taxes                      (76)       (4)       19       198        96       122
    Current income tax provision
      allocated to Corporate                 (55)      (60)      (37)       --        --        --
    (Gain) loss on disposal of assets         --        --        --      (148)      (34)       (6)
    Write-down of oil shale assets           125        --        --       125        --        --
    Restructuring                             --        --        --        56        --        --
    Other                                     (7)        4         3       (17)       13         3
  Overburden removal outlays                  --        --        --       (48)      (53)      (46)
  Overburden removal outlays -
    Project Millennium                        --        --        --       (27)       --        --
  Increase (decrease) in deferred
    credits and other                         20        19        23        24        25        25
----------------------------------------------------------------------------------------------------
Total cash flow provided from
  (used in) operations                      (109)      (89)      (19)      958       591       580
Decrease (increase) in operating
  working capital                             52        68       (53)      (50)      247       (67)
----------------------------------------------------------------------------------------------------
Total cash provided from (used in)
  operating activities                       (57)      (21)      (72)      908       838       513
----------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
  INVESTING ACTIVITIES:
Capital and exploration
  expenditures                               (18)      (51)     (127)   (1 998)   (1 350)     (936)
Deferred maintenance
  shutdown expenditures                       --        --        --       (13)      (22)      (10)
Deferred outlays and
  other investments                           (1)       (1)        1       (13)      (10)       (2)
Proceeds from disposals                       --        --        --       417        92        11
----------------------------------------------------------------------------------------------------
Total cash provided from (used in)
  investing activities                        (19)     (52)     (126)   (1 607)   (1 290)     (937)
----------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
  BEFORE FINANCING ACTIVITIES                 (76)     (73)     (198)     (699)     (452)     (424)
----------------------------------------------------------------------------------------------------


                                       SUNCOR ENERGY INC. 2000 ANNUAL REPORT  65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   CHANGES IN ACCOUNTING POLICIES
Effective January 1, 2000, the company adopted new recommendations issued by the Accounting Standards Board of the Canadian Institute of Chartered Accountants with respect to accounting for the costs of employee future benefits; accounting for income taxes; and, the computation, presentation and disclosure of earnings per share.

EMPLOYEE FUTURE BENEFITS:
The new recommendations on accounting for the costs of employee future benefits, which will not affect the company's cash flows or liquidity, have been adopted retroactively and financial statements of all prior periods presented for comparative purposes have been restated to give effect to them. Accordingly, at January 1, 2000, retained earnings were decreased by $34 million, accrued liabilities and other were increased by $57 million and future income taxes were decreased by $23 million.

     The impact of the new recommendations for the year ended December 31, 2000 was to increase operating, selling and general expenses by $14 million (1999 - $24 million; 1998 - $16 million) and decrease net earnings by $8 million (1999 - $14 million; 1998 - $10 million).

FUTURE INCOME TAXES:
The new recommendations on accounting for income taxes, which will not affect the company's cash flows or liquidity, have been adopted retroactively as an adjustment to opening retained earnings to reflect the cumulative effect of the change on prior periods. The financial statements of prior periods presented for comparative purposes have not been restated. Accordingly, at January 1, 2000, retained earnings were increased and future income taxes were decreased by $75 million.

     The impact of the new recommendations for the year ended December 31, 2000 was to increase net earnings by $23 million.

EARNINGS PER SHARE:
The new recommendations on earnings per share, which bring Canadian accounting requirements in line with U.S. and international standards, require use of the treasury stock method to determine the dilutive effect of warrants, options and equivalents. Previously, the company used the current imputed earnings approach to determine the dilutive effect.

     The new recommendations have been adopted retroactively and earnings per share figures of all prior periods presented for comparative purposes have been restated to give effect to them.

     This change in accounting policy had no effect on basic earnings per share and no material effect on diluted earnings per share for the years ended December 31, 2000, 1999 and 1998.

2.   OIL SHALE PROJECT
In the third quarter of 2000, the company reviewed the carrying value of the company's costs associated with the Stuart Oil Shale Project as a result of operational issues, increased costs and delayed oil production. Based upon management's current operating assumptions and best estimates of the most probable set of economic conditions associated with the development of the project, the carrying value of the assets exceeded the net future cash flows from the project. As a result, the company recorded a write-down of the carrying value of the project of $125 million. The impact of this write-down was to decrease net earnings by $80 million.

     As at December 31, 2000, the company's records included the following significant amounts related to the oil shale project:

     Net capital assets of $134 million, after the above write-down.

     Investments in partly paid Restricted Class Shares of the Australian joint venture participants in the Stuart Oil Shale Project, Central Pacific Minerals NL (CPM) and Southern Pacific Petroleum NL (SPP), totalling $4 million. These shares convey to the company a right, but not an obligation, to fully pay for additional Restricted Class Shares of CPM and SPP, respectively, for an additional investment of approximately $57 million. Ownership of these shares would represent approximately a 14% interest in CPM and SPP as at December 31, 2000. The Restricted Class Shares would automatically convert to an equal number of common shares in June 2004, or earlier in certain circumstances. The market value of these common shares at December 31, 2000, based on quoted market prices, was approximately $144 million (1999 - $222 million; 1998 - $157 million). It is uncertain, however, whether the quoted market price would be fully realized upon any future sale of these shares.

     Long-term borrowings of $73 million and accrued interest of $16 million. Principal and interest repayable from project net cash flows.

     The success of the Stuart Oil Shale Project is subject to uncertainty. If the project is unsuccessful, the above amounts would be eliminated. The impact on future earnings, should this occur, is currently estimated to not be significant.

3.   RESTRUCTURING CHARGE
In 2000, the carrying value of certain assets of the company's Natural Gas business were written down to their net estimated recoverable amount and a provision for estimated restructuring costs was recorded, as follows:


66  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------
($ millions)
---------------------------------------------
Non-cash charges:
  Impairment of non-core
    proved properties                     21
  Impairment of non-core
   unproved properties                    18
  Write-down of capitalized
    development costs on
    proved properties                     17

Cash charges:
  Employee terminations                    6
  Consultants and other                    3
---------------------------------------------
                                          65
---------------------------------------------
---------------------------------------------

     The impact of these charges is to decrease net earnings by $30 million. At December 31, 2000, current liabilities include $2 million related to termination and other costs to be paid in 2001.

4.   ROYALTIES

------------------------------------------------------------------------------
                        2000                 1999                 1998
($ millions)    Crown   Other  Total  Crown  Other  Total  Crown  Other  Total
------------------------------------------------------------------------------
Oil Sands          87      11     98     48      3     51     35      8     43
Natural Gas        90      11    101     40      8     48     28      7     35
------------------------------------------------------------------------------
Total             177      22    199     88     11     99     63     15     78
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     Alberta Crown royalties totalling $8 million (1999 - $7 million; 1998 - $5 million) were paid in kind, and are not shown in the company's revenues and expenses.

5.   SUPPLEMENTAL INFORMATION

----------------------------------------------------------------------------
($ millions)                                   2000        1999         1998
----------------------------------------------------------------------------
Export sales (1)                                478         233          231
----------------------------------------------------------------------------
Exploration expenses
  Geological and geophysical                     10          10           14
  Other                                           2           2            2
----------------------------------------------------------------------------
  Cash costs                                     12          12           16
  Dry hole costs                                 41          28           24
----------------------------------------------------------------------------
  Cash and dry hole costs (2)                    53          40           40
  Leasehold impairment (3)                       10          12           10
----------------------------------------------------------------------------
                                                 63          52           50
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Taxes other than income taxes
  Excise taxes (4)                              336         311          305
  Production, property and other taxes           25          23           20
----------------------------------------------------------------------------
                                                361         334          325
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Interest expense
  Long-term interest cost                       112          71           67
  Less interest capitalized                    (104)        (45)         (43)
----------------------------------------------------------------------------
                                                  8          26           24
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Cash interest payments                          104          63           64
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Allowance for doubtful accounts                   3           3            3
----------------------------------------------------------------------------
----------------------------------------------------------------------------

In 2000, the company had in place a securitization program to sell, on an ongoing basis, up to $122 million of accounts receivable (1999 - $83 million) on a limited recourse basis, to a third party. As at December 31, 2000, $122 million (1999 - $83 million) in accounts receivable had been sold under the program. On December 31, 1998, the company sold, on a limited recourse basis, approximately $50 million in accounts receivable to third parties. The company believes it has no significant exposure to credit loss under the recourse provisions.

(1) Sales of crude oil, natural gas and refined products to customers in the United States and petrochemicals in Europe.
(2)  Exploration expenses in the Consolidated Statements of Earnings.
(3) Included in depreciation, depletion and amortization in the Consolidated Statements of Earnings.
(4) Excise taxes are also included in sales and other operating revenues in the Consolidated Statements of Earnings.


                                     SUNCOR ENERGY INC. 2000 ANNUAL REPORT  67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   INCOME TAXES
THE ASSETS AND LIABILITIES SHOWN ON SUNCOR'S BALANCE SHEETS ARE CALCULATED USING ACCOUNTING RULES KNOWN AS GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. SUNCOR'S INCOME TAXES ARE CALCULATED ACCORDING TO GOVERNMENT TAX LAWS AND REGULATIONS, WHICH COULD RESULT IN DIFFERENT VALUES FOR SOME ASSETS AND LIABILITIES FOR INCOME TAX PURPOSES. THESE DIFFERENCES ARE KNOWN AS TEMPORARY DIFFERENCES, BECAUSE EVENTUALLY THESE DIFFERENCES WILL REVERSE.

     THE AMOUNT SHOWN ON THE BALANCE SHEETS AS FUTURE INCOME TAXES REPRESENTS NON-DISCOUNTED INCOME TAXES THAT WILL EVENTUALLY BE PAYABLE OR RECOVERABLE
IN FUTURE YEARS WHEN THESE TEMPORARY DIFFERENCES DO REVERSE. SEE BELOW FOR MORE TECHNICAL DETAILS AND NUMBERS.

     The provision for income taxes reflects an effective tax rate which differs from the statutory tax rate. A reconciliation of the two rates and the dollar effect is as follows:

-------------------------------------------------------------------------------------------------
                                                2000                1999               1998
($ millions)                              AMOUNT        %     Amount        %     Amount        %
-------------------------------------------------------------------------------------------------
Federal tax rate                             236       38        118       38        107       38
Provincial abatement                         (62)     (10)       (31)     (10)       (28)     (10)
Federal surtax                                 7        1          3        1          3        1
Provincial tax rates                          96       16         48       16         46       16
-------------------------------------------------------------------------------------------------
STATUTORY TAX AND RATE                       277       45        138       45        128       45
Add (deduct) the tax effect of:
Crown royalties (see note 4)                  83       13         44       13         31       11
Resource allowance                          (101)     (17)       (56)     (17)       (49)     (16)
Large corporations tax                        10        2         10        3          9        3
Income tax refund*                            --       --         --       --        (11)      (4)
Tax rate changes on future income taxes      (13)      (2)        --       --         --       --
Attributed Canadian royalty income           (13)      (2)        --       --         --       --
Other                                         --       --        (11)      (4)        (5)      (2)
-------------------------------------------------------------------------------------------------
INCOME TAXES AND EFFECTIVE RATE              243       39        125       40        103       37
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

2000 income tax payments totalled $22 million (1999 - payments of $5 million; 1998 - net refund of $19 million).

* During 1998, settlements were reached with Canada Customs and Revenue Agency (formerly Revenue Canada) on a number of taxation issues resulting in refunds totalling $34 million, $11 million of which were reflected in 1997 net earnings ($0.05 per common share). The impact of the refund in 1998 is to increase net earnings by $11 million ($0.05 per common share) reflecting a reduction of prior years income taxes of $5 million and taxable interest of $6 million (after a provision for income taxes of $5 million).

     At December 31, 2000, future income taxes are comprised of the following:

---------------------------------------------------------
($ millions)                       Current    Non-current
---------------------------------------------------------
Future income tax assets:
  Employee future benefits               2             39
  Reclamation and
    environmental
    remediation costs                    9             23
  Royalties                             --             43
  Employee incentive plans              --             10
  Inventories                           20             --
  Other                                 14              4
---------------------------------------------------------
                                        45            119
---------------------------------------------------------
---------------------------------------------------------
Future income tax liabilities:
  Depreciation                          --          1 038
  Overburden removal costs              --             23
  Maintenance shutdown costs            --             12
  Other                                  9              7
---------------------------------------------------------
                                         9          1 080
---------------------------------------------------------
---------------------------------------------------------

7.   RELATED PARTY TRANSACTIONS

The following table summarizes the company's related party transactions for the year and balances at the end of the year. These transactions are in the normal course of operations and have been carried out on the same terms as would apply with unrelated parties.

-----------------------------------------------------------------
($ millions)                             2000      1999      1998
-----------------------------------------------------------------
Revenues
  Sales to Sunoco joint ventures:
    Refined products                      600       395       309
    Petrochemicals                        128       108        85
-----------------------------------------------------------------
At the end of the year, amounts
  due from related parties are
  as follows:

Sunoco joint ventures                      58        45        41
-----------------------------------------------------------------


68  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Sales to and balances with Sunoco joint ventures are exchange amounts established and agreed to by the related parties, before application of the proportionate consolidation method of accounting.

     The company has exclusive supply agreements with two Sunoco joint ventures for the sale of refined products. One agreement expires in 2002, after which the company will continue to be the exclusive supplier of refined products as long as it remains a shareholder. The company plans to maintain its relationship with this joint venture. The other agreement expires in 2003 and will be automatically renewed thereafter for one-year terms until terminated upon twelve months' prior written notice. No notice has been given by either party.

     The company also has a non-exclusive supply agreement with a Sunoco joint venture for the sale of petrochemicals. The agreement is automatically renewed on an annual basis until it is terminated by either party upon twelve months' written notice. No notice has been given by either party.

8. INVENTORIES

-------------------------------------------------------------
($ millions)                         2000      1999      1998
-------------------------------------------------------------
Crude Oil                              83        47        58
Refined products                       55        67        62
Materials and supplies                 54        47        55
-------------------------------------------------------------
   Total                              192       161       175
-------------------------------------------------------------
-------------------------------------------------------------

     The replacement cost at December 31, 2000, of all inventories valued at LIFO exceeded their carrying value by $61 million (1999 - $37 million; 1998 -nil).

     In 2000, the company sold inventories produced in prior years whose LIFO costs were lower than current crude oil and operating costs. The impact of this reduction in inventory was to decrease expenses by $8 million and increase net earnings by $5 million.

9.   CAPITAL ASSETS

-----------------------------------------------------------------------------------------------------------------------
                                                       2000                      1999                       1998
                                                            ACCUM.                    Accum.                     Accum.
($ millions)                                    COST     PROVISION        Cost     Provision        Cost      Provision
-----------------------------------------------------------------------------------------------------------------------
Oil Sands
  Plant                                        1 814           496       1 770           487       1 548            449
  Mine and mobile equipment                      918           313         850           243         828            191
  Capitalized energy services asset lease        101             2          --            --          --             --
  Capitalized aircraft lease                       8            --          --            --          --             --
  Project Millennium*
    - in-service                                 102             6          --            --          --             --
    - in-progress                              2 434            --         905            --          99             --
-----------------------------------------------------------------------------------------------------------------------
                                               5 377           817       3 525           730       2 475            640
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Natural Gas
  Proved properties (note 3)                     877           366       1 190           487       1 242            506
  Unproved properties (note 3)                   125            56         344           171         288            169
  Pipeline                                        20            17          22            18          22             18
  Other support facilities and equipment          13             6          19            12          18             10
-----------------------------------------------------------------------------------------------------------------------
                                               1 035           445       1 575           688       1 570            703
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Sunoco
  Refinery                                       745           367         740           350         724            327
  Marketing and transportation                   405           187         380           165         362            148
-----------------------------------------------------------------------------------------------------------------------
                                               1 150           554       1 120           515       1 086            475
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Corporate
  Stuart Oil Shale Project (note 2)              134            --         237            --         187             --
  Other                                            6             3           7             3           6              2
-----------------------------------------------------------------------------------------------------------------------
                                                 140             3         244             3         193              2
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                               7 702         1 819       6 464         1 936       5 324          1 820
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Net capital assets                                           5 883                     4 528                      3 504
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

Interest capitalized during 2000 totalled $104 million (1999 - $45 million; 1998 - $43 million).
Capitalized costs related to the in-progress phase of Project Millennium and the Stuart Oil Shale Project are not being amortized.
Depreciation will begin when the facilities are substantially complete and ready for commercial production to commence.

* Start-up costs incurred in the commissioning of Project Millennium have been expensed.


                                     SUNCOR ENERGY INC. 2000 ANNUAL REPORT  69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  DEFERRED CHARGES AND OTHER

---------------------------------------------------------------------------------
($ millions)                                         2000        1999        1998
---------------------------------------------------------------------------------
Oil sands overburden removal costs (see below)         76          85          95
Deferred maintenance shutdown costs                    35          45          44
Investments                                             8           8           8
Other                                                  47          53          52
---------------------------------------------------------------------------------
                                                      166         191         199
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Oil sands overburden removal costs
  Balance - beginning of year                          85          95          86
  Outlays during year                                  75          53          46
  Depreciation on equipment during year                 8           6           2
---------------------------------------------------------------------------------
                                                      168         154         134
  Amortization during year                            (92)        (69)        (39)
---------------------------------------------------------------------------------
  Balance - end of year                                76          85          95
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

11.  LONG-TERM BORROWINGS

-------------------------------------------------------------------------------------------------
($ millions)                                                             2000      1999      1998
-------------------------------------------------------------------------------------------------
FIXED RATE BORROWINGS
Medium Term Notes, maturing in 2007. Interest
  payable semi-annually                                                   400       400       400
7.4% Debentures, Series C, maturing in 2004.
  Interest payable semi-annually*                                         125       125       125
Borrowings under or with support of lines
  of credit converted to fixed rate obligations by interest rate swap transactions, maturing in 2003. Interest payable
  quarterly at rates averaging 5.6%**                                     110       110       110
Stuart Oil Shale Project borrowings with interest at 7.75% (note 2)        73        82        71
Sunoco joint venture borrowings with interest at
  rates averaging 7.7% at December 31, 2000
  (1999 - 7.6%; 1998 - 7.1%)                                                4         5         5
-------------------------------------------------------------------------------------------------
                                                                          712       722       711
Capital leases***                                                         109        --        --
Less current portion of fixed rate long-term borrowings                     1         1         1
-------------------------------------------------------------------------------------------------
                                                                          820       721       710
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
VARIABLE RATE BORROWINGS****
Borrowings with interest at variable rates averaging
  6.0% at December 31, 2000 (1999 - 5.2%; 1998 - 5.3%)
  under or with support of lines of credit                              1 372       585       588
-------------------------------------------------------------------------------------------------
TOTAL LONG-TERM BORROWINGS                                              2 192     1 306     1 298
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

* During 1996, the company entered into a cross-currency interest rate swap transaction to convert its 7.4% Debentures to a 6.2% fixed interest rate U.S. dollar obligation of approximately $91 million. Later in 1996, the company entered into another cross-currency interest rate swap transaction to convert the U.S. $91 million obligation back to a fixed rate Canadian $125 million obligation. Both contracts will remain in place for the term of the debenture. The net effect of the two swap transactions is to reduce the effective interest rate on the debentures from 7.3% (7.4% coupon rate) to 5.5%. The principal obligation remains unchanged.

** During 1998, the company entered into interest rate swap transactions to convert $50 million and $60 million of variable rate borrowings to fixed interest rate obligations at 5.5% and 5.7%, respectively.


70  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

*** Obligations under capital leases are as follows:

---------------------------------------------------------------
                                                   ($ millions)
---------------------------------------------------------------
Energy services assets lease with
  interest at 6.82% maturing in 2004                        101
Aircraft lease with interest at prime
  plus 0.5% maturing in 2008                                  8
---------------------------------------------------------------
                                                            109
---------------------------------------------------------------
---------------------------------------------------------------

Future minimum amounts payable under these capital leases are as follows:

---------------------------------------------------------------
                                                   ($ millions)
---------------------------------------------------------------
2001                                                          8
2002                                                          8
2003                                                          8
2004                                                        108
2005                                                          1
Later years                                                   6
---------------------------------------------------------------
Total minimum lease payments                                139
Less amount representing imputed interest                   (30)
---------------------------------------------------------------
Present value of obligation under capital leases            109
---------------------------------------------------------------
---------------------------------------------------------------

**** During 1999, the company entered into a cross-currency interest rate swap transaction to convert U.S. $183 million of variable rate borrowings with interest based on 90-day LIBOR to Canadian $278 million with interest based on 90-day bankers' acceptances.

LONG-TERM BORROWINGS

-------------------------------------------
(percentages)        2000     1999     1998
-------------------------------------------
Variable rate          63       45       45
Fixed rate             37       55       55

Principal repayments of long-term borrowings other than obligations under capital leases in each of the next five years are as follows:

---------------------------------------------------------------
                                                   ($ millions)
---------------------------------------------------------------
2001                                                          1
2002                                                          1
2003                                                          2
2004                                                      1 608
2005                                                         --
---------------------------------------------------------------

12.  LINES OF CREDIT

At December 31, 2000, the company had available $2 411 million in credit and term loan facilities, of which $917 million had been drawn, as follows:

     A facility for $600 million, which is fully revolving for 364 days, has a term period of three years and expires in 2004.

     A facility for $500 million, which is fully revolving for 364 days and expires in 2001.

     A facility for U.S. $183 million (Cdn $278 million), which is non-revolving, has been fully drawn and expires in 2004.

     A facility for $1 018 million, which is fully revolving for six years and expires in 2004.

     Uncommitted facilities totalling $15 million, which can be terminated at any time at the option of the lenders.

     The company is also authorized, supported by unutilized credit and term loan facilities, to issue commercial paper to a maximum of $600 million having a term not to exceed 364 days. At December 31, 2000, the company had $565 million in commercial paper outstanding.

     These credit facilities are subject to commitment fees, the amounts of which are not significant.

13.  ACCRUED LIABILITIES AND OTHER

-------------------------------------------------------
($ millions)                     2000     1999     1998
-------------------------------------------------------
Reclamation & environmental
  remediation costs (a)            70       86       87
Pension costs (see note 14)        95       96       83
Other (b)                          87       54       24
-------------------------------------------------------
Total                             252      236      194
-------------------------------------------------------
-------------------------------------------------------

(a)  RECLAMATION AND ENVIRONMENTAL REMEDIATION COSTS
Total accrued reclamation and environmental remediation costs also include $27 million in current liabilities (1999 - $13 million; 1998 - $14 million). Payments during 2000 totalled $15 million (1999 - $13 million; 1998 - $11 million).

     The estimate of remaining reclamation costs for the company's oil sands operation is $525 million for its current mining operation and its Project Millennium. Factors such as inflation and changes in technology and proved reserves may materially change the cost estimate.

     The Natural Gas segment's reclamation and environmental remediation cost estimate decreased in 2000 from $57 million to $32 million, reflecting the divestment of properties (see note 3). A total of $26 million has been accrued to December 31, 2000. The remaining $6 million will be accrued over future years on a unit of production basis.

(b)  EMPLOYEE AND DIRECTOR INCENTIVE PLANS
Compensation expense recorded under the company's long-term employee incentive plans was $32 million (1999 - $26 million; 1998 - $4 million). Compensation expense is an estimated amount, based on the market price of the company's common shares and expected performance achievement, and is therefore subject to measurement uncertainty and volatility.

     Compensation expense in the form of common share equivalents under the directors' compensation plan is not significant.


                                     SUNCOR ENERGY INC. 2000 ANNUAL REPORT  71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  EMPLOYEE FUTURE BENEFITS

WHEN EMPLOYEES WORK FOR SUNCOR, THEY ARE ELIGIBLE TO RECEIVE PENSION, HEALTH CARE AND INSURANCE BENEFITS WHEN THEY RETIRE. THIS BENEFIT OBLIGATION OR COMMITMENT THAT SUNCOR HAS TO EMPLOYEES AND RETIREES AT DECEMBER 31, 2000 WAS $483 MILLION.

     AS REQUIRED BY GOVERNMENT REGULATIONS AND PLAN PERFORMANCE, SUNCOR SETS ASIDE FUNDS, WHICH ARE IN THE CUSTODY OF AN INDEPENDENT TRUSTEE, TO MEET THESE OBLIGATIONS. AT THE END OF DECEMBER 2000, PLAN ASSETS TO MEET THE BENEFIT OBLIGATION WERE $322 MILLION.

     THE EXCESS OF THE BENEFIT OBLIGATION OVER PLAN ASSETS OF $161 MILLION REPRESENTS THE NET UNFUNDED OBLIGATION. SEE BELOW FOR THE TECHNICAL DETAILS AND NUMBERS.

DEFINED BENEFIT PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS
The company's defined benefit pension plans provide a pension benefit at retirement based upon years of service and final average earnings. The defined benefit pension plans consist of a funded plan which covers most employees, and unfunded supplementary benefit plans which provide supplemental retirement benefits to executives. Under the funded plan, the company makes contributions to an independent trustee to cover pension payment obligations to retired employees. The trustee acts as the depository for contributions, the disbursing agent and custodian of the pension plan's assets. These assets are managed by a pension fund investment committee, on behalf of the beneficiaries, which retains independent managers and advisers.

     The company's other post-retirement benefits program, which is unfunded, includes certain health care and life insurance benefits provided to retired employees and eligible surviving dependants. Retirees share in the cost of providing these benefits.

     Company contributions to the funded pension plan, the present value of pension and other post-retirement benefit obligations and periodic benefit costs are determined by an independent actuary in accordance with regulatory requirements, based on management's best estimate of actuarial assumptions.

ASSUMPTIONS AND ESTIMATES

---------------------------------------------------------------------------
                                                           Other post-
                              Pension benefits         retirement benefits
(percentages)              2000     1999     1998     2000     1999     1998
---------------------------------------------------------------------------
Discount rate             7.00     7.25     6.00     7.00     7.25     6.00
Expected return
  on plan assets          7.25     7.25     8.00       --       --       --
Rate of compensation
  increase                4.25     4.25     4.50     4.25     4.25     4.50

     The following table presents information about the funded status of the plans and obligations recognized in the consolidated balance sheets at December 31:

-----------------------------------------------------------------------------------------------------------
                                                                                            Other
                                                         Pension benefits          post-retirement benefits
                                                     2000      1999      1998      2000      1999      1998
-----------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year               364       403       334        69        72        64
Service costs                                          12        15        11         3         4         2
Interest costs                                         26        24        23         5         4         5
Plan participants' contribution                         3         2         2        --        --        --
Amendments                                             --        --        --        --        (8)        3
Actuarial (gain) loss                                  23       (61)       51         4        (1)       --
Benefits paid                                         (24)      (19)      (18)       (2)       (2)       (2)
-----------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     404       364       403        79        69        72
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS*
Fair value of plan assets at beginning of year        316       278       250        --        --        --
Actual return on plan assets                           15        39        28        --        --        --
Employer contribution                                  12        16        16        --        --        --
Plan participants' contribution                         3         2         2        --        --        --
Benefits paid                                         (24)      (19)      (18)       --        --        --
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              322       316       278        --        --        --
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Net unfunded obligation                               (82)      (48)     (125)      (79)      (69)      (72)
Items not yet recognized in earnings:
Unamortized transitional asset                         (8)      (16)      (24)       --        --        --
Unamortized net actuarial loss                         45        18        108       13        11        21
-----------------------------------------------------------------------------------------------------------
Accrued benefit liability*                            (45)      (46)      (41)      (66)      (58)      (51)
-----------------------------------------------------------------------------------------------------------
* Current portion                                     (15)       (8)       (8)       (2)       (2)       (2)
-----------------------------------------------------------------------------------------------------------
Long-term portion                                     (30)      (38)      (33)      (64)      (56)      (49)
-----------------------------------------------------------------------------------------------------------
                                                      (45)      (46)      (41)      (66)      (58)      (51)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

* Assets in the employees' pension plan consist of marketable equity securities, government and corporate bonds and short-term notes. Pension plan assets are not the company's assets and therefore are not included in the consolidated balance sheets.


72  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The above benefit obligation at year-end includes funded and unfunded plans, as follows:

-------------------------------------------------------------------------------------------------------------------
                                                  Pension benefits                  Other post-retirement benefits
                                         2000          1999          1998          2000          1999          1998
-------------------------------------------------------------------------------------------------------------------
Funded plan                               334           309           332            --            --            --
Unfunded plans                             70            55            71            79            69            72
-------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year         404           364           403            79            69            72
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

     The unamortized asset determined at January 1, 1987, the transition date, is being amortized on a straight-line basis over 15 years to 2001. The unamortized net actuarial loss represents annually calculated differences between actual and projected plan performance. These amounts are amortized as part of the net periodic benefit cost over the expected average remaining service life of employees of 13 years for pension benefits (1999 and 1998 - 13 years), and over the expected average future service life to full eligibility age of 11 years for post-retirement benefits.

     The components of net periodic benefit cost are as follows:

-------------------------------------------------------------------------------------------------------------------
                                                  Pension benefits                  Other post-retirement benefits
                                         2000          1999          1998          2000          1999          1998
-------------------------------------------------------------------------------------------------------------------
Service costs                              12            15            11             3             4             2
Interest costs                             26            24            23             5             4             5
Expected return on plan assets            (22)          (22)          (20)           --            --            --
Amortization of transitional asset         (8)           (8)           (8)           --            --            --
Amortization of net actuarial loss          6            12             9             1             1             1
-------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                  14            21            15             9             9             8
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

     In order to measure the expected cost of other post-retirement benefits, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually each year to a rate of 5% for 2010 and remain at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for other post-retirement benefit obligations. A 1% change in assumed health care cost trend rates would have the following effects:

-------------------------------------------------------------
                                               1%          1%
($ millions)                             increase    decrease
-------------------------------------------------------------
Effect on total of service
  and interest cost components
  of net periodic post-retirement
  health care benefit cost                      2          (1)
-------------------------------------------------------------
Effect on the health care
  component of the accumulated
  post-retirement benefit obligation           13         (10)
-------------------------------------------------------------

DEFINED CONTRIBUTION PENSION PLAN
The company has a defined contribution plan, under which both the company and employees make contributions. Company contributions, which totalled $4 million (1999 - $4 million; 1998 - $3 million), are based on employees' earnings and contributions.

15.  COMMITMENTS AND CONTINGENCIES

(a)  OPERATING COMMITMENTS
In order to ensure continued availability of, and access to, facilities and services to meet its operational requirements, the company enters into non-cancellable operating leases for service stations, office space and other property and equipment, as well as transportation service agreements for pipeline capacity and an energy services agreement. Under contracts existing at December 31, 2000, future minimum amounts payable under these leases and agreements are as follows:

--------------------------------------------------------
                       Pipeline capacity       Operating
($ millions)        and energy services*          leases
--------------------------------------------------------
2001                                 101              43
2002                                 116              25
2003                                 115              19
2004                                 115              16
2005                                 123              15
Later years                        3 159              70
--------------------------------------------------------
                                   3 729             188
--------------------------------------------------------
--------------------------------------------------------

* Includes annual tolls payable under a transportation service agreement with a major pipeline company to use a portion of its pipeline capacity and tankage for the shipment of crude oil from Fort McMurray to Hardisty, Alberta. The agreement commenced in 1999 and extends to 2028. As the initial shipper on the pipeline, Suncor's annual tolls payable under the agreement could be subject to annual adjustments.

     A major energy company is in the process of building a cogeneration facility at the oil sands site with expected completion during the first quarter of 2001. Under long-term energy agreements, Suncor has a commitment to obtain a portion of the power and all of the steam generated by this facility to meet the energy needs of its oil sands operation. Effective October 1999, this company also commenced managing the operations of Suncor's existing energy services facility.


                                     SUNCOR ENERGY INC. 2000 ANNUAL REPORT  73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)  CAPITAL EXPENDITURE COMMITMENTS AND CONTINGENCIES
At December 31, 2000, the company had outstanding commitments of $193 million for capital expenditures on Project Millennium.

(c)  CONTINGENCIES

The company is subject to various regulatory and statutory requirements relating to the protection of the environment. These requirements, in addition to contractual agreements and management decisions, result in the accrual of estimated reclamation and environmental remediation costs. These costs are accrued at the company's natural gas and oil sands operations on the unit of production basis. Estimated environmental remediation costs at service stations are also accrued upon completion of site investigations. These costs are reduced by any estimated gains likely to be realized on a sale of these sites. Any changes in these estimates will affect future earnings.

     Under the company's business interruption insurance coverage, the company would bear the first $70 million of any loss arising from a future insured incident at its oil sands operations.

     The company is defendant and plaintiff in a number of legal actions that arise in the normal course of business.

     Costs attributable to these commitments and contingencies are expected to be incurred over an extended period of time and to be funded mainly from the company's cash provided from operating activities. Although the ultimate impact of these matters on net earnings cannot be determined at this time, it could be material for any one quarter or year. The company believes that any liabilities that might arise pertaining to such matters would not be expected to have a material effect on the company's consolidated financial position.

16.  PREFERRED SECURITIES
During 1999, the company completed a Canadian offering of $276 million of 9.05% preferred securities and a U.S. offering of U.S.$163 million of 9.125% preferred securities, the proceeds of which totalled Canadian $507 million after issue costs of $17 million ($10 million after tax). The preferred securities are unsecured junior subordinated debentures, due in 2048 and redeemable at the company's option on or after March 15, 2004. Subject to certain conditions, the company has the right to defer payment of interest on the securities for up to 20 consecutive quarterly periods. Deferred interest and principal amounts are payable in cash, or, at the option of the company, from the proceeds on the sale of equity securities of the company delivered to the trustee of the preferred securities. Accordingly, the preferred securities are classified as share capital in the consolidated balance sheet and the interest distributions thereon, net of income taxes, are classified as dividends. Proceeds from the offerings were used to repay commercial paper borrowings.

17.  SHARE CAPITAL

(a)  AUTHORIZED:

COMMON SHARES
The company is authorized to issue an unlimited number of common shares without nominal or par value.

PREFERRED SHARES
The company is authorized to issue an unlimited number of preferred shares without nominal or par value in series.

(b)  ISSUED:
The number of common shares and common share options outstanding, common share prices and per share calculations, for both current and prior periods, reflect a two-for-one split of the company's common shares during 2000.

------------------------------------------------------------
                                           Common Shares
($ millions)                           Number         Amount
------------------------------------------------------------
Balance as at
  December 31, 1997               219 813 266            513
Issued for cash under
  stock option plan                   594 930              4
Issued under dividend
  reinvestment plan                    25 460              1
------------------------------------------------------------
Balance as at
  December 31, 1998               220 433 656            518
Issued for cash under
  stock option plan                   587 850              6
Issued under dividend
  reinvestment plan                    10 732             --
------------------------------------------------------------
Balance as at
  December 31, 1999               221 032 238            524
Issued for cash under
  stock option plan                   738 176              9
Issued under dividend
  reinvestment plan                   130 165              4
------------------------------------------------------------
Balance as at
  December 31, 2000               221 900 579            537
------------------------------------------------------------
------------------------------------------------------------


74  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMON SHARE OPTIONS

(i)  EXECUTIVE STOCK PLAN
Under this program, the company has granted common share options to non-employee directors and certain executives of the company and its subsidiaries. The exercise price of an option is equal to the market value of the common shares at the date of grant. Options granted to non-employee directors are exercisable immediately. Options granted to employees are exercisable as follows: one-third after one year, the second third after two years and the final third after three years of the grant date. No option may be exercisable more than 10 years after the grant date.

(ii) EMPLOYEE STOCK OPTION PROGRAM
Under this program, the company has granted 1 067 290 share options to certain executives and senior employees. The exercise price for these grants was equal to or greater than the market value of the common shares at the grant date. Options vest and are exercisable on April 1, 2002, one-half at that time and the other half based on achievement of certain performance measurement criteria.

The following tables cover common share options granted by the company:

-----------------------------------------------------------------------------------------
Exercise price per share
                                                                                 Weighted
(dollars)                                     Number               Range          Average
-----------------------------------------------------------------------------------------
Outstanding, December 31, 1997             5 196 582          4.75-26.08            14.27
  Granted                                    893 036         24.55-26.38            24.66
  Exercised                                 (594 978)         4.75-15.69             7.25
  Cancelled                                  (97 402)        10.55-26.08            21.38
-----------------------------------------------------------------------------------------
Outstanding, December 31, 1998             5 397 238          4.75-26.38            16.64
  Granted                                  1 090 456         20.25-30.18            20.70
  Exercised                                 (583 040)         4.75-24.55             9.76
  Cancelled                                  (46 668)        15.54-26.08            25.73
-----------------------------------------------------------------------------------------
Outstanding, December 31, 1999             5 857 986          4.75-30.18            18.01
  Granted                                    950 016         26.08-38.55            31.29
  Exercised                                 (737 202)         4.75-24.55            12.57
  Cancelled                                 (209 925)        20.25-33.03            26.03
-----------------------------------------------------------------------------------------
OUTSTANDING, DECEMBER 31, 2000             5 860 875          4.75-38.55            20.55
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Exercisable, December 31
  1998                                     2 266 874          4.75-26.08            10.44
-----------------------------------------------------------------------------------------
  1999                                     2 609 816          4.75-26.98            12.89
-----------------------------------------------------------------------------------------
  2000                                     3 067 594          4.75-31.98            15.42
-----------------------------------------------------------------------------------------

AVAILABLE FOR GRANT, DECEMBER 31

----------------------------------------------------------------
(number of common shares)         2000         1999         1998
----------------------------------------------------------------
                             6 336 377    7 076 468    8 120 258
----------------------------------------------------------------

The following table is an analysis of outstanding and exercisable common share options as at December 31, 2000:

-------------------------------------------------------------------------------------------------------------------------
                                              OUTSTANDING                                         EXERCISABLE
                                                Weighted                Weighted                                 Weighted
                                       Average Remaining        Average Exercise                         Average Exercise
Exercise Price           Number         Contractual Life         Price Per Share           Number         Price Per Share
-------------------------------------------------------------------------------------------------------------------------
 4.75-10.44             572 148                        3                    7.91          572 148                    7.91
10.55-15.69           1 595 815                        5                   13.43        1 595 815                   13.43
20.25-24.85           1 695 992                        7                   22.15          800 230                   22.96
26.08-26.98           1 094 290                        6                   26.11           41 334                   26.96
28.12-38.55             902 630                        9                   31.45           58 067                   31.94
-------------------------------------------------------------------------------------------------------------------------
Total                 5 860 875                        6                   20.55        3 067 594                   15.42
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


                                     SUNCOR ENERGY INC. 2000 ANNUAL REPORT  75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(iii) FAIR VALUE OF OPTIONS GRANTED
The weighted average fair value of common share options granted in 2000 is $7.12 per share (1999 - $7.01 per share; 1998 - $9.05 per share). The fair value of common share options granted is estimated as at the grant date using the Black-Scholes option-pricing model, using the following assumptions:

---------------------------------------------------------
                               2000       1999       1998
---------------------------------------------------------
Dividend                     $0.34/     $0.34/     $0.34/
                              SHARE      share      share
Risk-free interest rate       6.45%      4.89%      5.31%
Expected life               7 YEARS    7 years    7 years
Expected volatility             37%        32%        32%
---------------------------------------------------------

18.  FINANCIAL INSTRUMENTS

(a)  BALANCE SHEET FINANCIAL INSTRUMENTS
The company's financial instruments recognized in the consolidated balance sheets consist of cash and cash equivalents, accounts receivable, derivative contracts not accounted for as hedges, investment in CPM and SPP, substantially all current liabilities, except for income taxes payable and future income taxes, and long-term borrowings.

     The estimated fair values of recognized financial instruments have been determined based on the company's assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction.

     The fair values of cash and cash equivalents, accounts receivable and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments.

     At December 31, 2000, the company had outstanding crude oil and U.S. dollar swap contracts maturing in July 2004, fixing the purchase price of 2 130 000 barrels of crude oil at Cdn$49 million. These derivative contracts, which have not been accounted for as hedges, had a fair value and carrying value of $10 million at December 31, 2000 (1999 -$(2) million; 1998 - $nil).

     The fair value of the company's investment in the shares of CPM and SPP is not determinable. Information about the terms, conditions and characteristics of this investment is presented in note 2.

     The following table summarizes estimated fair value information about the company's long-term borrowings at December 31:

-------------------------------------------------------------------------------------------------------------
                                             2000                       1999                       1998
                                   CARRYING        FAIR       Carrying        Fair       Carrying        Fair
($ millions)                         AMOUNT       VALUE         Amount       Value         Amount       Value
-------------------------------------------------------------------------------------------------------------
Long-term borrowings
  - fixed rate                          525         528            525         516            525         548
  - variable rate                     1 482       1 482            695         695            698         698
  - Sunoco joint ventures                 3           3              4           4              4           4
  - Stuart Oil Shale Project             73          73             82          82             71          71
  - capital leases                      109         109             --          --             --          --
-------------------------------------------------------------------------------------------------------------

     The fair value of the company's fixed rate long-term borrowings, which are publicly traded, is based on quoted market prices. The fair value of the company's variable rate long-term borrowings, capital leases, proportionate share of the long-term borrowings of its Sunoco joint ventures, and the Stuart Oil Shale Project borrowings approximates the carrying amount.

(b)  UNRECOGNIZED DERIVATIVE FINANCIAL INSTRUMENTS
The company is also a party to certain derivative financial instruments which are not recognized in the consolidated balance sheets, as follows:

REVENUE AND MARGIN HEDGES
The company enters into crude oil and foreign currency swap and option contracts to protect its future Canadian dollar earnings and cash flows from the potential adverse impact of low petroleum prices and an unfavourable U.S./Canadian dollar exchange rate. These contracts reduce fluctuations in sales revenues by locking in fixed prices, or a range of fixed prices, and exchange rates on the portion of its crude oil sales covered by the contracts. The company also enters into crude oil and heating oil swap contracts to lock in fixed margins on the portion of refined product sales covered by the contracts. While these contracts reduce the risk of exposure to adverse changes in commodity prices and exchange rates, they also reduce the potential benefit of favourable changes in commodity prices and exchange rates.

     The contracts do not require the payment of premiums or cash margin deposits prior to settlement. On settlement, these contracts result in cash receipts or payments by the company for the difference between the contract and market rates for the applicable dollars and volumes hedged during the contract term. Such cash receipts or payments offset corresponding decreases or increases in the company's sales revenues or crude oil purchase costs. For accounting purposes, amounts received or paid on settlement are recorded as part of the related hedged sales or purchase transactions.


76  SUNCOR ENERGY INC. 2000 ANNUAL REPORT

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contracts outstanding at December 31 were as follows:

CONTRACT AMOUNTS

----------------------------------------------------------------------------------------------------------------------------
                                                                 Average price*         Revenue hedged
($ millions except for average price)           Quantity                   Cdn$                    Cdn$         Hedge Period
----------------------------------------------------------------------------------------------------------------------------
REVENUE HEDGES
AS AT DECEMBER 31, 2000
Crude oil swaps and options*              42 710 BBL/DAY                     28                     436                 2001
                                           4 790 BBL/DAY                     20 (a)                  35 (a)             2001
                                          10 000 BBL/DAY                  26-32 (a)              95-117 (a)             2001
                                          41 000 BBL/DAY                     28                     426                 2002
                                           7 000 BBL/DAY                  22-26 (a)               56-66 (a)             2002
----------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 1999
Crude oil swaps*                          52 655 bbl/day                     26                     503                 2000
                                           9 845 bbl/day                     19 (a)                  67 (a)             2000
                                          35 000 bbl/day                     26                     327                 2001
                                           4 000 bbl/day                     26                      38                 2002
U.S. dollar swaps                                U.S.$81                   1.41                     114                 2001
                                                U.S.$289                   1.41                     408                 2002
----------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 1998
Crude oil swaps*                          23 700 bbl/day                     28                     242                 1999
                                           6 000 bbl/day                     28                      61                 2000
U.S. dollar swaps                               U.S.$115                   1.39                     160                 1999
                                                U.S.$274                   1.39                     381                 2000
                                                U.S.$312                   1.41                     440                 2001
                                                U.S.$314                   1.42                     446                 2002
----------------------------------------------------------------------------------------------------------------------------

*    Average price for crude oil swaps is WTI per barrel at Cushing, Oklahoma.
(a)  Average price and revenue hedged is in U.S. dollars

----------------------------------------------------------------------------------------------------------------------------
                                                                 Average margin          Margin hedged
($ millions except for average price)           Quantity              U.S.$/bbl                  U.S.$          Hedge period
----------------------------------------------------------------------------------------------------------------------------
MARGIN HEDGES
Refined product sale and
  crude purchase swaps                     6 575 bbl/day                      5                     12                  2001
----------------------------------------------------------------------------------------------------------------------------

INTEREST RATE HEDGES
The company enters into interest rate and cross-currency interest rate swap contracts as part of its risk management strategy to minimize exposure to interest rate fluctuations. The interest rate swap contracts involve an exchange of floating rate and fixed rate interest payments between the company and a financial institution. The cross-currency swap contracts involve an exchange of Canadian dollar interest payments and U.S. dollar interest payments between the company and a financial institution, and an exchange of Canadian and U.S. dollar principal amounts at the maturity date of the underlying borrowing to which the swaps relate. The swap transactions are completely independent from and have no direct effect on the relationship between the company and its lenders. The differentials on the exchange of periodic interest payments are recognized in the accounts as an adjustment to interest expense.

     The notional amounts of interest rate and cross-currency interest rate swap contracts outstanding at December 31, 2000 are detailed in note 11, Long-Term Borrowings.

FAIR VALUE OF UNRECOGNIZED DERIVATIVE FINANCIAL INSTRUMENTS
The fair value of these hedging derivative financial instruments is the estimated amount, based on brokers' quotes, that the company would receive
(pay) to terminate the contracts. Such amounts, which also represent the unrecognized and unrecorded gain (loss) on the contracts, were as follows at December 31:

--------------------------------------------------------------
($ millions)                      2000        1999        1998
--------------------------------------------------------------
Revenue hedge
  swaps and options               (247)       (136)         77
Margin hedge swaps                 (11)         --          --
U.S. dollar swaps                   --          (1)       (108)
Interest rate and cross-
  currency interest
  rate swaps                         5          --          10
--------------------------------------------------------------
                                  (253)       (137)        (21)
--------------------------------------------------------------
--------------------------------------------------------------

COUNTERPARTY CREDIT RISK

The company may be exposed to certain losses in the event that counterparties to the derivative financial instruments are unable to meet the terms of the contracts. The company's exposure is generally limited to those counterparties holding derivative contracts with positive fair values at the reporting date. The company minimizes this risk by entering into agreements only with highly rated financial institutions, and through regular management review of potential exposure to, and credit ratings of, such financial institutions. At December 31, 2000, the company had exposure to credit risk with counterparties as follows:

-------------------------------------------
($ millions)                           2000
-------------------------------------------
Derivative contracts not
  accounted for as hedges                 8
Unrecognized derivative contracts        --
-------------------------------------------
                                          8
-------------------------------------------
-------------------------------------------


                                     SUNCOR ENERGY INC. 2000 ANNUAL REPORT  77